							     Exhibit 11


		   PPG INDUSTRIES, INC. AND SUBSIDIARIES

		     Computation of Earnings Per Share

						Three Months Ended March 31
						    1996           1995
Net income....................................    $ 172.3        $ 219.2

Weighted average number of shares
  of common stock outstanding.................      192.4          206.5

Weighted average number of shares
  of common stock outstanding and common
  stock equivalents...........................      194.8          209.2

Primary earnings per share....................    $  0.90        $  1.06

Fully diluted earnings per share..............    $  0.88        $  1.05


NOTES:

The common stock equivalents consist of the shares reserved for issuance under PPG's stock option plan and deferred under PPG's incentive compensation, management award, and earnings growth plans.

The fully diluted earnings per share calculations are submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because they result in dilution of less than three percent.

All amounts are in millions except per share data.